Exhibit 99.1

For Immediate Release

Majestic Capital Announces Downgrade of
Majestic Insurance Company Rating by A.M. Best Co.

HAMILTON, Bermuda, March 28, 2011 – Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that A.M. Best Co. (A.M. Best) has downgraded the financial strength rating of Majestic Insurance Company (Majestic), Majestic Capital’s primary insurance subsidiary, to B (Fair) from B++ (Good). In addition, A.M. Best downgraded the debt ratings to “ccc+” from “b+” on the trust preferred securities of Majestic USA Capital, Inc. and Embarcadero Insurance Holdings, Inc. The status for all ratings was revised to under review with negative implications from under review with developing implications.

“These rating actions follow Majestic Capital’s announcement that Bayside Capital Partners LLC has terminated its previously announced merger agreement with Majestic Capital. The rating actions also recognize Majestic’s continued deterioration in its overall earnings and the material deterioration in the company’s surplus. In addition, these actions reflect A.M. Best’s heightened concerns with Majestic Capital’s ongoing operations following the recent announcement of a potential conservation on its main operating subsidiary, which would be taken in conjunction with its proposed transaction with AmTrust Financial Services, Inc. A.M. Best will continue to monitor Majestic Capital and its subsidiaries as events develop,” A.M. Best said in its announcement.

A.M. Best ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

MAJC-E

CCG Investor Relations
Mark Collinson, (310) 954-1343